UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 21, 2009

HealthSouth Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(I.R.S. Employer Identification No.)

3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Officers, Including Zip Code)

(205) 967-7116
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On October 23, 2009, HealthSouth Corporation (the “Company”) entered into a second amendment (the “Amendment”) in connection with that certain Credit Agreement, dated March 10, 2006, as amended as of March 1, 2007, by and among the Company, as borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and the other parties thereto (as amended, the “Credit Agreement”), pursuant to which certain terms of the Credit Agreement were amended and the Credit Agreement was restated in its entirety.  A summary of the material provisions of the Amendment is set forth below as follows:

1)           Converts $300 million of outstanding Term Loans (as defined in the Credit Agreement) into a new class of term loans, which (a) bear interest at, at the option of the Company, ABR (as defined in the Credit Agreement) plus 2.75% per annum or Adjusted LIBOR (as defined in the Credit Agreement) plus 3.75% per annum, (b) amortize at 1.00% per year, payable quarterly, and (c) mature on March 15, 2014, subject to an automatic extension to September 10, 2015 if the existing senior notes of the Company due in 2014 have been repaid or refinanced prior to March 15, 2014;

2)           Permits future extensions of all or a portion of the Term Loans, Revolving Loans and Synthetic LC Commitments (as each is defined in the Credit Agreement), subject to certain restrictions;

3)           Permits issuance of senior notes, both secured, on a pari passu basis with indebtedness incurred under the Credit Agreement, by liens on the Collateral (as defined in the Credit Agreement) and unsecured; and

4)           Other changes, including increases to certain baskets under the restrictive covenants in the Credit Agreement, that are more consistent with the Company’s financial position.

The descriptions of the provisions of the Amendment are qualified in their entirety by reference to the full and complete terms of the Amendment which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. Today, the Company issued a press release regarding the Amendment, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Some of the lenders under the Credit Agreement and certain of their affiliates have engaged and in the future may engage in investment banking transactions, including securities offerings, and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business and otherwise for which they have received, and will in the future receive, customary fees.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 of the Form 8-K and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 21, 2009, John L. Workman, Executive Vice President and Chief Financial Officer of HealthSouth Corporation (“HealthSouth” or the “Company”), notified the Company that he intends to resign from his positions with HealthSouth and its subsidiaries and affiliates. His resignation is effective November 17, 2009. Mr. Workman’s resignation was not related to the Company’s financial or operating results or to any disagreements or concerns regarding the Company’s financial or reporting practices. On October 23, 2009, the Company issued a press release announcing the resignation of Mr. Workman. A copy of this press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The Company will begin a national search for a new Chief Financial Officer and will be considering internal and external candidates.

On October 22, 2009, the Board of Directors of the Company appointed Andy Price to serve as interim Chief Accounting Officer. Mr. Price has served since 2004 as Senior Vice President - Accounting, for the Company. From 1996 to 2004, Mr. Price served as Senior Vice President and Corporate Controller of Centennial HealthCare Corporation, an Atlanta-based operator of skilled nursing centers and home health agencies. From 1989 to 1996, Mr. Price was an Audit Manager with the public accounting firm of BDO Seidman.  Mr. Price graduated from Florida State University with a bachelor’s degree in Accounting and is a Certified Public Accountant.

Except as to benefits the continuation of which are required by law, Mr. Workman will not be eligible to participate in or receive any benefits available to Company employees following the effective date of his resignation. Additionally, pursuant to the terms of the applicable benefit plans and award agreements, any unvested stock options and restricted shares held by Mr. Workman as of November 17, 2009 will be forfeited and canceled, as applicable, and he will have 90 days from that date to exercise any vested stock options.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1
Amendment No. 2, dated as of October 23, 2009, to the Credit Agreement, dated March 10, 2006, among HealthSouth Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as the administrative agent and the collateral agent, and the other parties thereto, attaching and effecting the Amended and Restated Credit Agreement, by and among HealthSouth, the lenders party thereto, JPMorgan Chase Bank, N.A., as the administrative agent and the collateral agent, Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-syndication agents; and Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P. and Wachovia Bank, National Association, as co-documentation agents.

99.1	Press Release of HealthSouth Corporation, dated October 26, 2009.

99.2	Press Release of HealthSouth Corporation, dated October 23, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HealthSouth Corporation

By:         /s/ John P. Whittington
Name:	John P. Whittington
Title:	Executive Vice President, General Counsel, and Corporate Secretary

Dated: October 26, 2009